American Home Mortgage Servicing
                  4600 Regent Boulevard Suite 200
                      Irving, Texas 75068



                Management Assertion of Compliance


Management of American Home Mortgage Servicing, Inc. (the "Company") a subsidiary of American Home Mortgage Investment Corp., is responsible for assessing compliance with the applicable servicing criteria set forth in
Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of publicly issued residential mortgage-backed securities issued on or after January 1, 2006 (the Platform), except for servicing criteria 1122(d)(1)(i), 1122(d)(2)(iv), 1122(d)(3)(i)(C),
1122(d)(3)(ii) and 1122(d)(4)(xv), which the Company has determined are not applicable to the activities it performs with respect to the Platform, as of and for the twelve months ended December 31, 2007.

With respect to servicing criteria 1122(d)(4)(xi), 1122(d)(4)(xii) and 1122(d)(4)(xiii), management has engaged various vendors to perform the activities required by these servicing criteria. The Company's management has determined that none of these vendors is considered a "servicer" as defined in Item 1101(j) of Regulation AB, and the Company's management has elected to take responsibility for assessing compliance with the servicing criteria applicable to each vendor as permitted by Interpretation 17.06 of the SEC Division of Corporation Finance Manual of Publicly Available Telephone Interpretations ("Interpretation 17.06"). Management has policies and procedures in place designed to provide reasonable assurance that the vendors' activities comply in all material respects with the servicing criteria applicable to each vendor. The Company's management is solely responsible for determining that it meets the SEC requirements to apply Interpretation 17.06 for the vendors and related criteria.

The Company's management has assessed the Company's compliance with the applicable servicing criteria as of and for the twelve months ended
December 31, 2007. In making this assessment, management used the criteria set forth by the Securities and Exchange Commission in paragraph (d) of Item 1122 of Regulation AB

Based on such assessment, the Company's management believes that, as of and for the twelve months ended December 31, 2007, the Company has complied in all material respects with the applicable servicing criteria set forth in
Item 1122(d) of Regulation AB of the Securities and Exchange Commission relating to the servicing of the Platform, except as described below.

Our assessment of compliance disclosed the following material noncompliance with servicing criteria 1122(d)(2)(i) and 1122(d)(4)(iii), as applicable to the Company during the twelve months ended December 31, 2007:

- With respect to servicing criterion 1122(d)(2)(i), certain obligor remittances were not deposited into the appropriate custodial bank accounts within two business days of receipt as required by the related transaction agreements. Payments on pool assets were not deposited into the appropriate custodial bank accounts within two business days of receipt as specified in the transaction documents for various securitizations serviced by the Company as a result of a unilateral bank decision by JPMorgan Chase Bank, N.A., the depositary bank, to require a fully funded daily payment clearing bank account (called a "prefund status") between August 1, 2007 and December 20, 2007. This requirement added one day of delay to the funds transfer process during that period. The Company believes it is in compliance with the requirements of servicing criterion 1122(d)(2)(i) as of December 20, 2007.

- With respect to servicing criterion 1122(d)(4)(iii), certain removals from the asset pool were not made within the timeframe required by the related transaction agreements. For one of the 75 securitizations the Company serviced during 2007, the pooling and servicing agreement restricted the Company's ability to comply with that document while acting in the best interests of the trust. In particular, the pooling and servicing agreement for the transaction provided that the Company was required to charge-off any loans in the trust that were delinquent for 180 days, but did not provide for the simultaneous transfer of such loans to the depositor (or its designee). In January 2008, the pooling and servicing agreement for the transaction was amended to provide for such simultaneous transfer.

KPMG LLP, a registered public accounting firm, has issued an attestation report with respect to the Company's compliance with the applicable servicing criteria as of and for the twelve months ended December 31, 2007.

The Company filed for relief under Chapter 11 of the U.S. Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware on August 6, 2007. AH Mortgage Acquisition Co., Inc., an entity formed by Wilbur L. Ross (the "Purchaser"), has entered into an agreement to acquire substantially all of the servicing assets of the Company. On November 15, 2007, the financial closing of the transaction, the Purchaser invested over $500 million in these servicing assets. The Company's management believes that the legal closing of the acquisition will occur during the second quarter of 2008. After the legal closing, the new servicing company will conduct business as AH Mortgage Acquisition Co., Inc. doing business as American Home Mortgage Servicing, Inc.

                                                   /s/David M.Friedman
                                                   --------------------------
                                                            David M. Friedman
                           Executive Vice President and Director of Servicing


                                                               March 10, 2008